Exhibit 18.1
February 23, 2009
HealthSpring, Inc.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
Ladies and Gentlemen:
We have audited the consolidated balance sheets of HealthSpring, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and have reported thereon under date of February 23, 2009. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.
As stated in note 1 to those financial statements, the Company changed its method of applying Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, such that the annual impairment testing date relating to goodwill and indefinite life intangibles was changed from December 31 to October 1 and states that the newly adopted accounting principle is preferable in the circumstances because it allows the Company to complete its annual goodwill and indefinite life intangibles impairment testing prior to its year-end closing activities. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
KPMG LLP

Nashville, Tennessee

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